January 2012
Preliminary Terms No. 53 Registration Statement No. 333-178081 Dated January 20, 2011 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January    , 2014
The Buffered Jump Securities offer the opportunity to earn a return based on the performance of the shares of the iShares® Dow Jones U.S. Real Estate Index Fund. Unlike ordinary debt securities, the Buffered Jump Securities do not pay interest and provide for the minimum payment at maturity of only 10% of the principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the underlying shares, as determined on the valuation date. If the underlying shares appreciate at all on the valuation date, you will receive for each security that you hold at maturity an upside payment of $2.50 to $2.90 in addition to the stated principal amount. However, if the underlying shares decline in value by more than 10% on the valuation date from the initial value, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities. You could lose up to 90% of the stated principal amount of the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10.00 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$10.00 per security
Pricing date:	January , 2012
Original issue date:	January , 2012 (3 business days after the pricing date)
Maturity date:	January , 2014
Aggregate principal amount:	$
Interest:	None
Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund
Payment at maturity:
•  If the final share price is greater than the initial share price:
$10.00 + the upside payment
•  If the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, meaning the final share price has remained unchanged or has declined from the initial share price by an amount less than or equal to the buffer amount of 10%:
$10.00
•  If the final share price is less than 90% of the initial share price, meaning the final share price has declined from the initial share price by more than the buffer amount of 10%:
$10.00 × (share performance factor  + 10%)
Because the share performance factor will be less than 90% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $10.00, subject to the minimum payment at maturity of $1.00 per security.

Upside payment:	$2.50 to $2.90 per security (25% to 29% of the stated principal amount), to be determined on the pricing date
Share percent change:	(final share price – initial share price) / initial share price
Buffer amount:	10%
Share performance factor :	final share price / initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	January , 2014, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Minimum payment at maturity:	$1.00 per security (10% of the stated principal amount)
CUSIP:	61760T389
ISIN:	US61760T3894
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	$10.00	$0.225	$9.775
Total	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.925 per security. Please see “Syndicate Information” on page 8 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.225 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product Supplement for Jump Securities dated November 21, 2011
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January , 2014

Investment Overview

The Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January    , 2014 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a positive return of 25% to 29% if the underlying shares have appreciated at all on the valuation date;

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario; and

▪	To obtain a buffer against a specified level of negative performance in the underlying shares.

The securities are exposed on a 1:1 basis to the percentage decline of the final share price from the initial share price beyond the buffer amount of 10%. Accordingly, 90% of your principal is at risk (e.g., a 30% depreciation in the underlying shares will result in the payment at maturity of $8.00 per security).

Maturity:	2 years
Upside payment:	$2.50 to $2.90 per security (25% to 29% of the stated principal amount), to be determined on the pricing date
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per security
Interest:	None

iShares® Dow Jones U.S. Real Estate Index Fund Overview

The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund managed by iShares® Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S. Real Estate Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate IndexSM. The Dow Jones U.S. Real Estate Index attempts to measure the performance of the real estate sector of the United States equity market, including, primarily, real estate investment trusts (REITS) subsectors, and real estate holding and developing subsectors. Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Shares” in these preliminary terms. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® Dow Jones U.S. Real Estate Index Fund is accurate or complete.

Information as of market close on January 19, 2012:

Bloomberg Ticker Symbol:	IYR
Current Share Closing Price:	$58.73
52 Weeks Ago:	$56.25
52 Week High (on 7/7/2011):	$62.92
52 Week Low (on 10/3/2011):	$48.19

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Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January , 2014

iShares® Dow Jones U.S. Real Estate Index Fund ─ Daily Share Closing Price January 1, 2007 to January 19, 2012

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Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January , 2014

Key Investment Rationale

This 2-year investment offers a positive return of 25% to 29% if the underlying shares appreciate at all on the valuation date and provides a buffer against a decline in the underlying shares of up to 10%. However, if the underlying shares decline in value by more than 10% on the valuation date from the initial value, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities, subject to the minimum payment at maturity of $1.00 per security.

Scenario 1
If the final share price is greater than the initial share price, the payment at maturity for each security will be equal to $10.00 plus the upside payment of $2.50 to $2.90. The actual upside payment will be determined on the pricing date.

Scenario 2
If the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, which means that the final share price has remained unchanged or depreciated from the initial share price by no more than 10%, the payment at maturity will be $10.00 per security.

Scenario 3
If the final share price is less than 90% of the initial share price, which means that the underlying shares have depreciated by an amount greater than the buffer amount of 10%, you will lose 1% for every 1% decline beyond the buffer amount of 10%, subject to the minimum payment at maturity of $1.00 per security (e.g., a 30% depreciation in the underlying shares will result in the payment at maturity of $8.00 per security).

Summary of Selected Key Risks (see page 11)

▪	The securities do not pay interest and provide for the minimum payment at maturity of only 10% of your principal.

▪	Appreciation potential is fixed and limited.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The market price of the securities may be influenced by many unpredictable factors.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Investing in the securities is not equivalent to investing in the underlying shares.

▪	Investing in the securities exposes investors to risks which are especially significant in the real estate industry.

▪	Adjustments to the underlying shares or the index tracked by the underlying shares could adversely affect the value of the securities.

▪	The underlying shares and the index tracked by the underlying shares are different.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that can affect the underlying shares.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January , 2014

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for the minimum payment at maturity of only 10% of the principal at maturity and have the terms described in the accompanying product supplement for Jump Securities and the accompanying prospectus, as supplemented and modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of the iShares® Dow Jones U.S. Real Estate Index Fund on the valuation date. The securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January , 2012	January , 2012 (3 business days after the pricing date)	January , 2014, subject to postponement as described below

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$10.00 per security (see “Syndicate Information” on page 8)
Stated principal amount:	$10.00 per security
Denominations:	$10.00 and integral multiples thereof
Interest:	None
Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund
Payment at maturity:
•  If the final share price is greater than the initial share price:
$10.00 + the upside payment
•  If the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, meaning the final share price has remained unchanged or has declined from the initial share price by an amount less than or equal to the buffer amount of 10%:
$10.00
•  If the final share price is less than 90% of the initial share price, meaning the final share price has declined from the initial share price by more than the buffer amount of 10%:
$10.00 × (share performance factor  + 10%)
Because the share performance factor will be less than 90% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $10.00, subject to the minimum payment at maturity of $1.00 per security.

Upside payment:	$2.50 to $2.90 per security (25% to 29% of the stated principal amount), to be determined on the pricing date
Share percent change:	(final share price – initial share price) / initial share price
Buffer amount:	10%
Share performance factor :	final share price / initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date.
Valuation date:	January , 2014, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Minimum payment at maturity:	$1.00 per security (10% of the stated principal amount)
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 11. 4H

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Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January , 2014

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61760T389
ISIN:	US61760T3894
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:
Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange; and

▪  upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares and futures and/or options contracts on the underlying shares or any component stocks of the Dow Jones U.S. Real Estate Index listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the shares on the pricing date, and therefore could increase the price at which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

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Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January , 2014

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of	The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and

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Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January , 2014

distribution; conflicts of interest:
Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price	Selling concession	Principal amount of securities for any single investor
$10.0000	$0.2250	<$1MM
$9.9625	$0.1875	≥$1MM and <$3MM
$9.9438	$0.1688	≥$3MM and <$5MM
$9.9250	$0.1500	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying product supplement for Jump Securities and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January , 2014

How the Buffered Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the closing price of the underlying shares. The diagram is based on the following terms:

Stated principal amount:	$10.00 per security
Hypothetical upside payment:	$2.70 per security (27% of the stated principal amount)
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per security (10% of the stated principal amount)

Buffered Jump Securities Payoff Diagram

How it works

▪
If the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is greater than the $10.00 stated principal amount but in all cases is equal to and will not exceed the $10.00 stated principal amount plus the upside payment amount of $2.50 to $2.90. In the payoff diagram, an investor will receive a payment at maturity of $12.70 per security at any final share price greater than the initial share price.

▪
If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%, the payment at maturity reflected in the graph above is equal to the $10.00 stated principal amount per security.

▪
If the final share price has decreased from the initial share price by an amount greater than the buffer amount of 10%, the payment at maturity will be less than the stated principal amount of $10.00 by an amount that is proportionate to the percentage depreciation of the underlying shares beyond the buffer amount. However, under no circumstances will the payment due at maturity be less than $1.00 per security.

o	For example, if the final share price declines by 30% from the initial share price, the payment at maturity will be $8.00 per security (80% of the stated principal amount).

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Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January , 2014

Payment at Maturity

At maturity, investors will receive for each $10.00 stated principal amount of securities that they hold an amount in cash based on the performance of the iShares® Dow Jones U.S. Real Estate Index Fund on the valuation date, determined as follows:

If the final share price is greater than the initial share price:

$10.00    +    the upside payment

If the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, meaning the final share price has remained unchanged or has declined from the initial share price by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10.00

If the final share price is less than 90% of the initial share price, meaning the final share price has declined from the initial share price by more than the buffer amount of 10%:

$10.00   ×   (the share performance factor   +  10%)

Because the share performance factor will be less than 90% in this scenario, the payment at maturity will be less, and potentially significantly less, than $10.00 per security. The minimum payment at maturity on the securities is $1.00 per security.

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Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January , 2014

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest and provide for the minimum payment at maturity of only 10% of your principal.  The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and will provide for the return of only 10% of the principal amount of the securities at maturity. At maturity, you will receive for each $10.00 stated principal amount of securities that you hold an amount in cash based upon the final share price. If the final share price is equal to the initial share price or has decreased from the initial share price by an amount less than or equal to the buffer amount you will receive only the principal amount of $10.00 per security. If the final share price decreases from the initial share price by more than the buffer amount of 10%, you will receive an amount in cash that is less than the $10.00 stated principal amount of each security by an amount proportionate to the decline in the closing price of the underlying shares beyond the buffer amount, and you will lose money on your investment. You could lose up to 90% of the stated principal amount of the securities. See “How the Buffered Jump Securities Work” on page 9 above.

▪
Appreciation potential is fixed and limited.  Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $2.50 to $2.90 per security (25% to 29% of the stated principal amount) even if the final share price is significantly greater than the initial share price. See “How the Buffered Jump Securities Work” on page 9 above.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The market price of the securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the Dow Jones U.S. Real Estate Index,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or the securities markets generally and which may affect the final share price of the underlying shares,

o	the time remaining until the securities mature,

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the underlying shares is at or below the initial share price.

You cannot predict the future performance of the underlying shares based on their historical performance. If the final share price declines by more than the buffer amount from the initial share price, you will be exposed on a 1

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to 1 basis to such decline in the final share price beyond the buffer amount. There can be no assurance that the final share price will be greater than the initial share price so that you will receive at maturity an amount that is greater than the $10.00 stated principal amount for each security you hold.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Investing in the securities is not equivalent to investing in the underlying shares.  Investing in the securities is not equivalent to investing in the underlying shares, the Dow Jones U.S. Real Estate Index or the stocks (primarily REITS) that constitute the Dow Jones U.S. Real Estate Index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the Dow Jones U.S. Real Estate Index.

▪
Investing in the securities exposes investors to risks which are especially significant in the real estate industry.  The securities are subject to certain risks applicable to the real estate industry. The iShares® Dow Jones U.S. Real Estate Index Fund invests in companies that invest in real estate, primarily REITS or real estate holding companies, which exposes the securities to the risks of owning real estate directly as well as to risks that relate specifically to the way in which real estate companies are organized and operated. Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding. The United States real estate market has recently suffered a period of extraordinary declines, and we can give you no assurance that such declines will not continue or worsen. Specific risks especially relevant to investment in the real estate industry include interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, U.S. tax risk and regulatory risk. Any of these risks could adversely impact the value of the securities.

▪
Adjustments to the underlying shares or the index tracked by the underlying shares could adversely affect the value of the securities. As the investment adviser to the iShares® Dow Jones U.S. Real Estate Index Fund, BlackRock Fund Advisors (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® Dow Jones U.S. Real Estate Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. Dow Jones & Company, Inc. (“Dow Jones”)  is responsible for calculating and maintaining the Dow Jones U.S. Real Estate Index. Dow Jones may add, delete or substitute the stocks constituting the Dow Jones U.S. Real Estate Index or make other methodological changes that could change the value of the Dow Jones U.S. Real Estate Index. Dow Jones may also discontinue or suspend calculation or publication of the Dow Jones U.S. Real Estate Index at any time. Any

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▪	of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.

▪
The underlying shares and the index tracked by the underlying shares are different.  The performance of the underlying shares may not exactly replicate the performance of the Dow Jones U.S. Real Estate Index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the Dow Jones U.S. Real Estate Index. It is also possible that the underlying shares may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the Dow Jones U.S. Real Estate Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® Dow Jones U.S. Real Estate Index Fund, differences in trading hours between the underlying shares and the Dow Jones U.S. Real Estate Index or due to other circumstances. The Investment Adviser may invest up to 10% of the iShares® Dow Jones U.S. Real Estate Index Fund’s assets in securities not included in the Dow Jones U.S. Real Estate Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other iShares® funds advised by the Investment Adviser.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that can affect the underlying shares.  MS & Co., as calculation agent, will adjust the adjustment factor for the underlying shares for certain events affecting the underlying shares, such as stock splits and stock dividends. However, the calculation agent will not make an adjustment for every event or every distribution that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the market price of the securities.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial share price, the final share price, the share percent change, the share performance factor, as applicable, and the payment that you will receive at maturity. Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the Dow Jones U.S. Real Estate Index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the Dow Jones U.S. Real Estate Index), including trading in the underlying shares, the stocks that constitute the Dow Jones U.S. Real Estate Index as well as in other instruments related to the underlying shares or the Dow Jones U.S. Real Estate Index. Some of our subsidiaries also trade the underlying shares and the stocks that constitute the Dow Jones U.S. Real Estate Index and other financial instruments related to the Dow Jones U.S. Real Estate Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at which the shares of the iShares® Dow Jones U.S. Real Estate Index Fund must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary

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Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January , 2014

▪
income. The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Shares

The iShares® Dow Jones U.S. Real Estate Index Fund. The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund managed by iShares®, a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S. Real Estate Index Fund. BlackRock Fund Advisors is the investment adviser to the fund. The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate IndexSM. The fund’s investment objective and the underlying index may be changed without shareholder approval. Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol IYR. The fund is registered as part of the iShares® Trust, a registered investment company. Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the securities offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding iShares Trust from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares Trust could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of iShares Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

The Dow Jones U.S. Real Estate IndexSM. The Dow Jones U.S. Real Estate IndexSM attempts to measure the performance of the real estate sector of the United States equity market and primarily includes companies in the real estate investment trusts (“REITS”) industry, as well as companies in the real estate holding and development industry. REITS are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests. The Dow Jones U.S. Real Estate IndexSM is sponsored by Dow Jones, an organization independent of the iShares® Dow Jones U.S. Real Estate Index Fund and BlackRock Fund Advisors. Dow Jones determines the relative weightings of the securities in the Dow Jones U.S. Real Estate IndexSM and publishes information regarding the market value of the Dow Jones U.S. Real Estate IndexSM.

On November 4, 2011, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones joint venture that owns the Dow Jones Indexes business, announced a new joint venture, S&P/Dow Jones Indices, which will own the S&P Indices business and the Dow Jones Indexes business, including the Dow Jones U.S. Real Estate IndexSM. McGraw-Hill and CME Group expect S&P/Dow Jones Indices to be operational in the first half of 2012, subject to regulatory approval and other conditions.

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Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January , 2014

The Dow Jones U.S. Real Estate IndexSM is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM (formerly known as the Dow Jones U.S. Total Market IndexSM). The Dow Jones U.S. IndexSM is part of the Dow Jones World IndexSM. It is a market capitalization-weighted index in which only the shares of each company that are readily available to investors — the “float” — are counted.

Methodology of the Dow Jones U.S. Real Estate IndexSM. Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company's index membership. REITS also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the Dow Jones U.S. IndexSM, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover. To be included in the Dow Jones U.S. Real Estate IndexSM, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Real Estate IndexSM is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate IndexSM are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate IndexSM is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Background on the ICB. ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate Sector is composed of two subsectors. The Real Estate Investment and Services subsector consists of companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies, and that provide services to real estate companies. This subsector excludes REITS and similar entities. The Real Estate Investment Trusts subsector consists of real estate investment trusts or corporations and listed property trusts.

iShares® is a registered trademark of BlackRock Institutional Trust Company (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC. BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

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Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the underlying shares for each quarter in the period from January 1, 2007 through January 19, 2012. The closing price of the underlying shares on January 19, 2011 was $58.73. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

iShares® Dow Jones U.S. Real Estate Index Fund (CUSIP: 464287739)	High($)	Low($)	Period End($)
2007
First Quarter	94.57	82.53	85.24
Second Quarter	87.81	76.90	77.42
Third Quarter	80.40	68.25	76.47
Fourth Quarter	80.80	65.11	65.70
2008
First Quarter	68.33	59.02	65.10
Second Quarter	71.65	60.80	60.80
Third Quarter	67.20	56.28	61.95
Fourth Quarter	61.00	25.30	37.23
2009
First Quarter	37.26	22.21	25.46
Second Quarter	35.59	25.23	32.42
Third Quarter	45.04	29.88	42.67
Fourth Quarter	47.43	39.63	45.92
2010
First Quarter	50.79	42.45	49.78
Second Quarter	54.66	46.98	47.21
Third Quarter	55.21	45.32	52.88
Fourth Quarter	57.62	52.65	55.96
2011
First Quarter	60.58	55.61	59.40
Second Quarter	62.80	58.20	60.30
Third Quarter	62.92	49.05	50.57
Fourth Quarter	58.00	48.19	56.81
2012
First Quarter (through January 19, 2011)	58.73	56.52	58.73

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